EXHIBIT 99

Admiralty Bancorp. Inc., Announces Expansion Into the Orlando Market

PALM BEACH GARDENS, Fla.--(BUSINESS WIRE)--Aug. 3, 2000--Admiralty Bancorp, Inc., (NNM: AAABB) parent company of Admiralty Bank today announced that it has reached an agreement with a prominent group of independent bankers in Orlando to expand Admiralty Bank's presence into the Orlando market.

The bank is in the process of finalizing its Orlando location and has hired a team of veteran bankers from the Orlando area, including Eddie Gerrits, Charlie Lowe, Don Grace, Joanne Sweeney, Matt Ravenscroft, Doug Russell and Wally Stoney. The Orlando team will be headed by Mr. Randy Burden, who will become Managing Director of the Bank for the Orlando area. Mr. Burden was previously Chairman, President and CEO of Citrus Bank in Orlando. In connection with this expansion, the Company intends to undertake a community offering of its Class B Common Stock in the Orlando area. The bank and the Company also intend to appoint Messers Burden, Patrick Mathes and Douglas Hooker to their respective Boards.

The new Directors and Officers of the Bank previously worked together at Citrus Bank in Orlando, an independent community bank which they grew by over $300 million in four years before it was acquired by a larger bank.

Ward Kellogg, CEO of Admiralty Bancorp, Inc. said, "Orlando is a very strong market in need of a strong community bank. The experienced bankers who have joined us know well the needs of customers in that area and serve them with fast responses, flexibility and great customer service - which can only be delivered by a local bank with experienced, knowledgeable bankers. Randy Burden and his team have a solid, proven track record over many years in the Orlando area and this expansion is a unique and constructive addition to our existing five banking offices from Melbourne to Boca Raton. Today marks a great day for Admiralty Bank and for community banking in Orlando."

Randy Burden said, "I am very pleased to be able to keep the team together. Excellent service and personal attention never go out of style. Admiralty Bank has proven its ability to handle the needs of banking customers in several communities on the east coast of Florida and has become a strong secure Florida bank. That's what this bank will bring to the Orlando marketplace."

The company is negotiating to lease space in downtown Orlando for a full service branch and executive offices. Two additional branches in the Orlando area are planned within the next year.

Admiralty Bancorp, Inc. is the parent company for Admiralty Bank and Admiralty Insurance Services. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and four branch offices located in Boca Raton, Juno Beach, Jupiter and Melbourne, Florida. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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L.G. Zangani, LLC provides financial public relations service to the Company. As such, L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and/or other services performed for the Company. This remuneration may take the form of cash, capital stock in the Company, or warrants and/or options to purchase stock in the Company.

CONTACT:

Admiralty Bancorp. Inc.
L.G. Zangani, L.L.C.

Ward Kellogg, 561/624-4701
Melisa Kratz, 561/624-4701

Leonardo G. Zangani, Investor Relations, 908/788-9660
Thomas Tietjen, 908/788-9660

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